Exhibit 99.1

Sonic Foundry Reports Record Billings and Revenue in Second Quarter 2014

Results driven by strategic global partnerships and acquisitions

MADISON, Wis.--(BUSINESS WIRE)--May 8, 2014--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video creation and management solutions, today announced financial results for its fiscal 2014 second quarter ended March 31, 2014, including results of the recently completed acquisitions of Mediasite KK and MediaMission BV.

GAAP results include:

  Revenues of $8.9 million, up 38 percent from $6.4 million at the second quarter of fiscal 2013 (Sonic Foundry only - Revenues of $6.6 million, up 2 percent from the second quarter of fiscal 2013)
  Product and other revenue of $4.1 million, up 37 percent from $3.0 million at the second quarter of fiscal 2013 (Sonic Foundry only - Product and other revenue of $3.1 million, up 2 percent from the second quarter of fiscal 2013)
  Services revenue of $4.7 million, up 39 percent from $3.4 million in the second quarter of fiscal 2013 (Sonic Foundry only - Services revenue of $3.5 million, up 2 percent from the second quarter of fiscal 2013)
    Support and maintenance revenue of $2.3 million, an increase of 16 percent over the second quarter of fiscal 2013 (Sonic Foundry only - Support and maintenance revenue of $2.0 million, an increase of 5 percent over the second quarter of fiscal 2013)
    Event services and hosting revenue of $2.5 million, an increase of 70 percent over the second quarter of fiscal 2013 (Sonic Foundry only - Event services and hosting revenue of $1.4 million, a decrease of 1 percent over the second quarter of fiscal 2013)
  Unearned revenue balance of $8.8 million, up from $7.0 million at December 31, 2013 (Sonic Foundry only - Unearned revenue balance of $8.2 million)
  Non-cash gain of $1.4 million required as a result of revaluing our investment in Mediasite KK prior to our acquisition at the same value as when control was achieved. The gain resulted in a non-cash tax impact of approximately $900 thousand, leaving a net gain of approximately $500 thousand.
  Charge of $400 thousand associated with a preliminary agreement with Astute Technology to settle an outstanding patent litigation.
  GAAP net loss of $(871) thousand, or $(0.21) per basic share, compared to net loss of $(27) thousand or $(0.01) per basic share in the fiscal second quarter of 2013 (Sonic Foundry only - GAAP net loss of $(931) thousand, or $(0.22) per basic share)
  Gross margin of $6.5 million or 73 percent compared to $4.7 million or 73 percent for the fiscal second quarter of 2013 (Sonic Foundry only - Gross margin of $5.0 million or 76 percent)
  Cash balance of $4.4 million at March 31, 2014 (Sonic Foundry only - Cash balance of $1.4 million)

Non-GAAP results include:

  Billings of $10.3 million, an increase of 57 percent from $6.6 million during the second quarter of fiscal 2013 (Sonic Foundry only - Billings of $7.7 million, an increase of 18 percent over the second quarter of fiscal 2013)
  Product and other billings of $5.0 million, up 66 percent from $3.0 million the second quarter of fiscal 2013 (Sonic Foundry only - Product and other billings of $3.9 million, up 30 percent from the second quarter of fiscal 2013)
  Services billings of $5.3 million, an increase of 50 percent from $3.5 million over the second quarter of fiscal 2013 (Sonic Foundry only - Services billings of $3.8 million, an increase of 7 percent over the second quarter of fiscal 2013)
    Support and maintenance billings of $2.6 million, an increase of 46 percent over the second quarter of fiscal 2013 (Sonic Foundry only - Support and maintenance billings of $2.1 million, an increase of 18 percent over the second quarter of fiscal 2013)
    Event services and hosting billings of $2.7 million, an increase of 54 percent over the second quarter of fiscal 2013 (Sonic Foundry only - Event services and hosting billings of $1.7 million, a decrease of 5 percent over the second quarter of fiscal 2013)
  Non-GAAP net income of $1.3 million or $0.31 per basic share compared to non-GAAP net income of $612 thousand or $0.16 per basic share in the second quarter of fiscal 2013 (Sonic Foundry only - Non-GAAP net income of $732 thousand or $0.17 per basic share)

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, acquisition costs, one time patent charges, net step up gain on investment in MSKK, depreciation and amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At March 31, 2014, $8.8 million of revenue was deferred, of which the company expects to realize approximately $3.2 million in the quarter ending June 30, 2014 from services. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

We entered into a contract with Leeds University during the quarter, delivered over 100 recorders and began work on making some modest modifications to our solution required by Leeds. As a result we did not record any revenue associated with the $1.05 million billed during the second quarter, despite receipt of cash in April 2014 for the majority of what was billed during the second quarter. We expect to bill the remainder in Q3-2014, deliver more than 100 additional recorders and complete the modifications in Q4-2014. We expect all revenue associated with the project to be recorded during the 2014 fiscal year.

During the second quarter of this fiscal year for Sonic Foundry only, 66 percent of billings were to existing customers, compared to 86 percent in the second quarter fiscal 2013, with 68 percent to education customers and 19 percent to corporate. A significant transaction with a new customer - the University of Leeds had a significant impact on both the percentage of billings coming from existing customers as well as the percentage of billings from international.

International product and service consolidated billings accounted for 57 percent of overall billings, compared to 33 percent (Sonic Foundry only) in the second quarter of fiscal 2013.

The acquisition of Mediasite KK (“MSKK”) was completed effective January 14, 2014 and therefore had no impact, other than transaction costs and equity income, on the quarter ended December 31, 2013. Prior to completion of the acquisition of MSKK, the Company owned a minority interest of approximately 26% of MSKK. Generally Accepted Accounting Principles require that the initial investment of an acquired company be valued at the same amount as the value when control was achieved. As a result, Q2-2014 results included a substantial non-cash gain of approximately $1.4 million ($500 thousand net of tax effects) in addition to the impact of the acquisition and results of their operations from January 14, 2014 through March 31, 2014. The acquisition of MediaMission BV was completed effective December 16, 2013.

Sonic Foundry also announced that the Company has entered into a preliminary agreement to license certain patents from Astute Technology and resolve the patent infringement case brought by Astute Technology against a customer for which Sonic Foundry has agreed to indemnify. Pursuant to the preliminary agreement, the lawsuit will be dismissed and the Company will provide Astute a cross license to certain of the company’s patents. The preliminary agreement calls for a payment to Astute of $1.35 million, of which the Company expects to contribute $1.1 million and pay over a ten-month period beginning upon dismissal of the complaints. The Company recorded a charge to earnings of $400 thousand for the quarter ended March 31, 2014, representing an estimate of the amount of the proposed license related to past use. The remaining amount to be paid by the Company will be recorded as an asset in Q3-2014 and amortized over the remaining life of the patents.

“Upon finalization, a settlement with Astute will resolve all pending litigation between the parties, and allow us to direct our full attention and resources to continuing to improve our competitive position, and focus on the fundamentals of revenue growth and profitability to increase the value of the company. We believe this is a positive step as eliminating protracted cost of the litigation is a positive for our customers and stockholders,” said Gary Weis, chief executive officer of Sonic Foundry.

“The second quarter of fiscal 2014 marks our most successful quarter in company history – from the perspective of both revenue and billings. We achieved this as a direct result of increasing our global footprint, and rapidly accelerating the delivery of an enhanced product platform to new markets worldwide. We expect the next several quarters to bring even more success as we extend our reach in these new markets, and continue to build on our value-offerings to customers in our current markets.”

The Company is reiterating the fiscal 2014 guidance provided earlier of $39 million of billings for its core business as well as the range of guidance provided for large transactions of between $1.0 million and $2.0 million. Our outlook on fiscal 2014 pre-tax income before the impact of the $500 thousand net non-cash step up gain and $400 thousand one-time patent charge was impacted by higher than expected defense costs required in Q2-2014 and April 2014 and is expected to range between 2 to 4% of revenue compared to our original guidance of 4 to 5%.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2014 second quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is primarily associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes as well as non-cash tax associated with the step up gain on investment in MSKK. The result is a non-cash expense and liability that will never be paid.
  Acquisition costs: We have excluded the effect of the acquisition costs related to the purchases of MediaMission B.V. and Mediasite KK. These acquisition costs are a one-time expense for the first quarter of fiscal year 2014 and we have excluded the effect of these acquisition costs from our non-GAAP net income for fiscal year 2014.
  Patent charge: We have excluded the financial statement effects of the charge related to licensing of patents from Astute Technology. These costs are a one-time expense for the second quarter of fiscal year 2014 and we have excluded the effect from our non-GAAP net income for fiscal year 2014. We will also exclude the effects in future quarters for the amortization expense of the patent license.
  Step Up Gain on investment in MSKK: The initial investment of MSKK has been revalued at the same amount as the value when control was achieved. As a result, Q2-2014 results included a substantial non-cash gain of approximately $1.4 million. This gain is a one-time event for the second quarter of fiscal year 2014 and we have excluded this effect from our non-GAAP net income for fiscal year 2014. Also excluded is the tax expense related to the non-cash gain of approximately $900 thousand.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Enterprise Video Platform transforms communications, training, education and events for 2,800 customers in 58 countries. The company empowers organizations to reach everyone through the power of video; accelerating knowledge-sharing, preserving valuable content, building stronger teams and getting results.

© 2014 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	March 31,	September 30,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$4,381	$3,482
Accounts receivable, net of allowances of $242 and $90	9,864	6,885
Inventories	1,970	1,447
Prepaid expenses and other current assets	2,089	805
Total current assets	18,305	12,619
Property and equipment:
Leasehold improvements	963	852
Computer equipment	5,621	5,296
Furniture and fixtures	862	581
Total property and equipment	7,446	6,729
Less accumulated depreciation and amortization	4,049	3,449
Net property and equipment	3,397	3,280
Other assets:
Goodwill	11,415	7,576
Investment in MediaMission	-	-
Minority interest in Mediasite KK	-	385
Customer relationships, net of amortization of $58 and $0	2,604	-
Software development costs, net of amortization of $163 and $75	370	458
Other intangibles, net of amortization of $145 and $135	609	15
Total assets	$36,700	$24,333

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$-	$-
Accounts payable	2,640	1,513
Accrued liabilities	2,505	1,204
Unearned revenue	7,637	6,470
Current portion of capital lease obligation	138	223
Current portion of notes payable to bank	995	634
Current portion of subordinated notes payable	2,109	-
Total current liabilities	16,024	10,044

Long-term portion of unearned revenue	1,203	648
Long-term portion of subordinated note payable	458	-
Long-term portion of capital lease obligation	177	149
Long-term portion of notes payable to bank	1,626	133
Leasehold improvement liability	461	445
Deferred tax liability	4,357	2,210
Total liabilities	24,306	13,629

Stockholders' equity:	-	-
Preferred stock, $.01 par value, authorized 500,000 shares; none issued
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	-	-
Common stock, $.01 par value, authorized 10,000,000 shares; 4,241,600 and 3,999,634 shares issued and 4,228,884 and 3,986,918 shares outstanding	43	40
Additional paid-in capital	193,647	190,653
Accumulated deficit	(181,101)	(179,556)
Accumulated other comprehensive loss	-	(238)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	12,394	10,704
Total liabilities and stockholders' equity	$36,700	$24,333

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
Revenue:
Product	$4,055	$2,958	$6,867	$5,799
Services	4,748	3,415	9,064	7,055
Other	75	57	153	128
Total revenue	8,878	6,430	16,084	12,982

Cost of revenue:
Product	1,485	1,360	2,838	2,674
Services	894	380	1,351	751
Total cost of revenue	2,379	1,740	4,189	3,425
Gross margin	6,499	4,690	11,895	9,557

Operating expenses:
Selling and marketing	4,058	3,022	7,446	6,029
General and administrative	1,681	834	2,618	1,649
Product Development	1,382	868	2,629	2,044
Patent Charge	400	-	400	-
Acquisition costs	-	-	450	-
Total Operating Costs	7,521	4,724	13,543	9,722
Operating Loss	(1,022)	(34)	(1,648)	(165)

Gain on investment in MSKK	1,406	90	1,429	168
Other expense, net	(84)	(23)	(101)	(49)
Income (loss) before income taxes	300	33	(320)	(46)
Provision for income taxes	(1,171)	(60)	(1,241)	(120)
Net loss	$(871)	$(27)	$(1,561)	$(166)

Loss per common share:
Basic net loss per common share	$(0.21)	$(0.01)	$(0.39)	$(0.04)
Diluted net loss per common share	$(0.21)	$(0.01)	$(0.39)	$(0.04)

Weighted average common shares
– Basic	4,204,528	3,910,237	4,098,774	3,903,991
– Diluted	4,204,528	3,910,237	4,098,774	3,903,991

Non-GAAP Consolidated Statements of Operations
(in thousands, except for per share data)

	Fiscal Quarter Ended			Fiscal Quarter Ended
	March 31, 2014			March 31, 2013

	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$8,878	$1,418	$10,296	$6,430	$132	$6,562
Cost of revenue	2,379	-	2,379	1,740	-	1,740
Total operating expenses	7,521	(962)	6,559	4,724	(447)	4,277

Income (loss) from operations	(1,022)	2,380	1,358	(34)	579	545

Gain on investment in MSKK	1,406	(1,391)	15	90	-	90
Other expense, net	(84)	-	(84)	(23)	-	(23)
Provision for income taxes	(1,171)	1,171	-	(60)	60	-
Net income (loss)	$(871)	$2,160	$1,289	$(27)	$639	$612
Basic and diluted net income per common share	$(0.21)	$0.51	$0.31	$(0.01)	$0.16	$0.16

(1)Adjustments consist of the following:

Billings		$1,418			$132
Depreciation and amortization		369			283
Provision for income taxes		1,171			60
Stock-based compensation(2)		193			164
Patent charge		400			-
Step Up Gain on investment in MSKK		(1,391)			-
Total non-GAAP adjustments		$2,160			$639

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$127			$108
General and administrative		11			10
Product development		55			46

Total stock-based compensation		$193			$164

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
For investor inquiries: investor@sonicfoundry.com
or
For media relations: tammy@sonicfoundry.com